Exhibit 4.8
NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK PURCHASABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. BY ACQUIRING THIS WARRANT, THE WARRANTHOLDER REPRESENTS THAT THE WARRANTHOLDER WILL NOT SELL OR OTHERWISE DISPOSE OF THIS WARRANT OR THE SHARES PURCHASABLE UPON EXERCISE HEREOF WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS THEREUNDER.

Warrant No.	[Date]
Warrant Holder:
OCUGEN, INC.
COMMON STOCK PURCHASE WARRANT
1.Issuance of Warrant
1.1    Number of Shares Subject to Warrant. Subject to the terms and conditions herein set forth, (the “Warrantholder”) is entitled to purchase from Ocugen, Inc. (the “Company”), a Delaware corporation, an aggregate of [___] fully paid and non-assessable shares (which number of shares is subject to adjustment as described below) (the “Shares”) of the Company’s Common Stock, $0.001 par value per share(the “Common Stock”), upon surrender of this Warrant to the Company prior to the Expiration Date (as defined below) and upon payment of the Purchase Price (as defined below).
1.2.    Expiration Date. This Warrant shall terminate at the earlier to occur of (a) 5:00 p.m., Eastern Time, on [____]; (b) 5:00 p.m., Eastern Time, on the day preceding the first closing of an offering by the Company of its Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”) or any comparable document under any similar federal statute then in force; or (c) 5:00 p.m., Eastern Time, on the day preceding the first closing of any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, hold less than 50% of the resulting or surviving corporation’s voting power immediately after such consolidation, merger or reorganization (solely in respect of their equity interests in this Company), the sale, lease, or other disposition of all or substantially all of the assets or business of the Company (other than to a parent, subsidiary or otherwise in a transaction for the purpose of a corporate reorganization rather than a bona fide sale), or the transfer by shareholders of the Company (in one or a series of related transactions) to one person or entity or group of related persons and/or entities of shares constituting not less than a majority of the outstanding voting capital stock of the Company except to the extent any merger or reorganization for the sole purpose of changing the state of incorporation of the Company or for other internal restructuring purposes (such earlier date being hereinafter referred to as the “Expiration Date”). The Company shall notify the Warrantholder, at least 15 days before the first closing of any of the events specified in clauses (b) or (c) above, of the proposed date of such closing. The Company shall not be required to deliver an additional notice if the date of the closing is thereafter delayed.
1.3    Purchase Price. This Warrant is exercisable in whole or in part at an exercise price per share equal to $[___] (such price from time to time subject to adjustment in accordance with Section 2 hereof, and, as such price may from time to time be so adjusted, hereinafter called the “Purchase Price”). [Notwithstanding anything to the contrary contained herein, this Warrant may be exercised, in whole or in part, by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise. In the event of a cashless exercise, the holder of this Warrant shall receive a number of shares of Common Stock computed using the following formula:
X = Y (A-B)
A

Where:	x = the number of the Shares to be issued to the Holder.
Y = the number of the Shares purchasable under this Warrant
A = the fair market value of one Share on the date of determination
B = the per share Purchase Price (as adjusted to the date of such calculation).
For purposes of this Section 1.3, the per share fair market value of the Shares shall mean:
(i)    If the Company’s Common Stock is publicly traded, the per share fair market value of the Shares shall be the average of the closing prices of the Common Stock as quoted on the Over-the-Counter Bulletin Board, or the principal exchange on which the Common Stock is listed, in each case for the fifteen trading days ending five trading days prior to the date of determination of fair market value;
(ii)    If the Company’s Common Stock is not so publicly traded, the per share fair market value of the Shares shall be such fair market value as is determined in good faith by the Board of Directors of the Company after taking into consideration factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Company in private transactions negotiated at arm’s length.]1
2.Adjustments.
2.1.    Stock Split, Subdivision or Combination of Common Stock or Stock Dividend.
(a)    Stock Split, Subdivision or Combination. In the event that the Company, at any time or from time to time while this Warrant is outstanding, shall split, subdivide or combine its Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the number of Shares subject to purchase under this Warrant (i) shall be proportionately increased and the Purchase Price shall be proportionately decreased, in case of a split or subdivision of Common Stock, as of the effective date of such stock split or subdivision, or, if the Company shall take a record of the holders of its Common Stock for the purpose of so splitting or subdividing, as at such record date, whichever is earlier; or (ii) shall be proportionately decreased and the Purchase Price per Share shall be proportionately increased, in the case of a combination of Common Stock, as at the effective date of such combination or, if the Company shall take a record of holders of its Common Stock for the purpose of so combining, as at such record date, whichever is earlier.
(b)    Stock Dividends. In the event that the Company, at any time or from time to time while this Warrant is outstanding, shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in Section 2.1(a) hereof) in the nature of a dividend of Common Stock, then the Purchase Price shall be adjusted, from and after the date of determination of shareholder entitled to receive such dividend or distribution, to that price determined by multiplying the Purchase Price in effect immediately prior to such date of determination by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution. The Warrantholder shall thereafter be entitled to purchase, at the Purchase Price resulting from such adjustment, the
1 Included in certain of the common stock purchase warrants.

number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment, and dividing the product so obtained by the Purchase Price resulting from such adjustment.
2.2.    Asset or Capital Dividend. In the event that the Company, at any time or from time to time while this Warrant is outstanding, shall make a distribution of its assets to the holders of its Common Stock as a dividend in liquidation or partial liquidation or as a return of capital other than as a dividend payable out of funds legally available for dividends under the laws of the Commonwealth of Pennsylvania, the Company shall promptly thereafter provide written notice of such to the Warrantholder in accordance with Section 9 below. In such event, the Warrantholder shall, upon exercise and payment of the Purchase Price within 14 business days after notification from the Company, be entitled to receive, in addition to the number of Shares receivable thereupon, and without payment of any additional consideration therefor, a sum equal to the amount of such assets as would have been payable to the Warrantholder had the Warrantholder been the holder of record of such Shares on the record date for such distribution; and an appropriate provision therefor shall be made for the Warrantholder to be made a party to any such distribution.
2.3.    Adjustments for Consolidation, Merger, Sale of Assets, Reorganization or Reclassification. In the event that the Company, at any time or from time to time while this Warrant is outstanding, (a) shall consolidate with or merge into any other entity and shall not be the continuing or surviving corporation of such consolidation or merger; (b) shall permit any other entity to consolidate with or merge into the Company and the Company shall be the continuing or surviving entity but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for capital stock or other securities or property of any other entity; or (c) shall effect a capital reorganization or reclassification of the Common Stock (other than one deemed to result in the issue of additional Common Stock), then, and in each such event, lawful provision shall be made so that the Warrantholder shall be entitled to receive upon the exercise hereof at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, in lieu of the Shares issuable upon exercise of this Warrant prior to such consummation, the capital stock and other securities and property to which the Warrantholder would have been entitled upon such consummation if the Warrantholder had exercised this Warrant immediately prior thereto.
2.4.    Certificate of Adjustment. The Company shall, within a reasonable time period after written request at any time by the Warrantholder, furnish or cause to be furnished to the Warrantholder a certificate setting forth adjustments of the Purchase Price and of the number of Shares issuable upon exercise of this Warrant and the amount, if any, of other property at the time receivable upon the exercise of this Warrant.
2.5.    No Other Adjustment. The number of Shares for which this Warrant is exercisable and the Purchase Price shall not be adjusted except in the manner and upon the terms and conditions set forth in Section 2 of this Warrant.
3.No Fractional Shares. No fractional Shares will be issued in connection with any exercise hereof. In lieu of any fractional Shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value per Share, as determined in good faith by the Company’s Board of Directors, on the date of exercise.
4.No Shareholder Rights. This Warrant shall not entitle the Warrantholder to any of the rights of a shareholder of the Company.
5.Reservation of Shares. The Company covenants that the Shares of Common Stock issuable upon the exercise of this Warrant have been duly authorized and reserved and, when issued and paid for, will be validly issued, fully paid and non-assessable. The issuance of this Warrant shall constitute full authority to those officers of the Company who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Shares upon the exercise of this Warrant.

6.Exercise of Warrant.
6.1.    Time and Manner of Exercise. This Warrant may be exercised at any time or from time to time on or after the date hereof, but in no event later than the Expiration Date. In order to exercise this Warrant, in whole or in part, the Warrantholder shall deliver to the Company, at its address specified in Section 9 below: (a) a written subscription in the form of Annex A hereto of the Warrantholder’s election to exercise this Warrant, specifying the number of Shares to be purchased; (b) a wire transfer or a certified or official bank check or checks payable to the order of the Company in an amount equal to the product of the Purchase Price and the number of Shares to be purchased at such time pursuant to the Warrant; (c) a Joinder to the Shareholders Agreement dated as of the date hereof among the Company and its shareholders (the “Shareholders Agreement”), becoming a party thereto as a holder of Common Stock, to the extent the Warrantholder is not then a party thereto with respect to the Shares; and (d) this Warrant. Upon receipt of such items, the Company shall, as promptly as practicable, and in any event within ten business days thereafter, issue or cause to be issued and delivered to the Warrantholder a certificate or, if requested by the Warrantholder, multiple certificates representing the aggregate number of full Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3 above. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Warrantholder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date that the items listed in clauses (a) through (d) above are received by the Company as aforesaid. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of such certificate or certificates, deliver to the Warrantholder a new Warrant evidencing the rights of the Warrantholder to purchase the unpurchased Shares, or such other securities as may become subject to the right to purchase by the Warrantholder under the terms hereof, which new Warrant shall in all other respects be identical to this Warrant.
6.2.    Payment of Taxes and Expenses. All Shares issuable upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed in respect of, the issue or delivery thereof, other than any federal, state or local income tax or other tax based upon gross or net income, owed by the Warrantholder on account of such issuance or delivery. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for Shares in any name other than that of the registered Warrantholder, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company’s reasonable satisfaction that no such tax or other charge is due.
7.Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at the expense of the Warrantholder, will execute and deliver, in lieu thereof, a new Warrant.
8.Transfer of Warrant. This Warrant and all rights hereunder are not transferable unless the Warrantholder obtains the written consent of the Company. Upon the Company’s written consent and surrender of this Warrant properly endorsed; the Warrant may be transferred provided that: (a) such transfer must be effected in accordance with applicable securities laws and (b) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of the transferee. Upon surrender of this Warrant, the Company, at the expense of the transferee or transferor hereof, as the transferee and transferor may decide between themselves, will issue and deliver to, on the order of the transferee, a new Warrant in the name of such transferee or as such transferee (on payment by such transferee of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of Shares called for on the face of this Warrant upon surrender. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when so endorsed in blank, shall be deemed negotiable, and, when so endorsed such holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until each such transfer on such books, the Company may treat the registered holder hereof as the owner hereof for all purposes. Any attempted assignment in violation of this Section 8 shall be null and void.
9.Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) three days after having been sent by certified mail, return receipt requested, postage prepaid; (c) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (d) the business day on which delivered by confirmed facsimile. Notices shall be delivered to the following addresses:
If to the Company, to:
Ocugen, Inc.
One Great Valley Parkway, Suite# 8
Malvern, PA 19355
Attn: Shankar Musunuri
With a copy to:
***
***
***
Attn: ***.
Fax: ***
If to the Warrantholder, to the most recent address on file in the books and records of the Company.
10.Miscellaneous. This Warrant shall be governed by the laws of the State of Delaware. The headings in this Warrant are for purposes of convenience and reference only and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the Company and the registered Warrantholder. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

IN WITNESS WHEREOF, the Company has executed and issued this Warrant as of the date first above written.

OCUGEN, INC.

By:
Shankar Musunuri
Title: Chairman and Chief Executive Officer

[signature page to Common Stock Purchase Warrant]

FORM OF SUBSCRIPTION
To: Ocugen, Inc.
The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,          shares of Common Stock of Ocugen, Inc. and herewith tenders payment of $         in full payment of the purchase price for such shares, and requests that the certificates for such shares be issued in the name of, and delivered to, the undersigned.

Date:
Signature of Warrantholder

Name of Warrantholder (Please Print)

(Address)